COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”), dated January 11, 2016, is made by and among FrontFour Capital Group, LLC and the entities and natural persons listed on Exhibit A hereto (collectively, “FrontFour”) and Innophos Holdings, Inc., a Delaware corporation (the “Company”).
WHEREAS, FrontFour beneficially owns 206,000 shares of common stock of the Company, par value $0.001 (the “Common Stock”); and
WHEREAS, the Company and FrontFour have each determined that it is in their respective best interests, and in the best interests of the Company and its stockholders, to come to an agreement with respect to the appointment of members of the Company’s Board of Directors (the “Board”) and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Board Matters.
(a)    The Company agrees that the Board shall take all actions necessary to (i) increase the size of the Board by two (2) directors to nine (9) directors and (ii) appoint Robert Zatta (“Zatta”) and Peter T. Thomas (“Thomas”; Thomas and Zatta shall each be a “Designee” and together shall be the “Designees”) to the Board, in the case of clauses (i) and (ii), effective as of the date hereof. The Company has received the executed consent from each of Zatta and Thomas to be named as a nominee in the Company’s proxy statement for the 2016 Annual Meeting (as defined below) and to serve as a director if so elected and a D&O Questionnaire completed by each of Zatta and Thomas.
(b)    The Company shall include the Designees as nominees for election to the Board on the slate of nominees recommended by the Board for election in the Company’s proxy statement and on its proxy card relating to the Company’s 2016 annual meeting of stockholders (the “2016 Annual Meeting”), it being understood that the slate of nominees recommended by the Board shall be comprised of eight (8) candidates, with at least one (1) current director of the Company not on the slate of nominees recommended by the Board for election at the 2016 Annual Meeting and with the expectation that, except as permitted by Section 1(g), the size of the Board immediately prior to the 2016 Annual Meeting shall be reduced to eight (8) directors. The Designees shall provide to the Company, as requested by the Company from time to time, such information as the Company is entitled to reasonably receive from any other non-employee members of the Board and as is required to be disclosed in proxy statements under applicable law.
(c)    At all times while serving as a member of the Board, each of the Designees shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all Board members, including but not limited to the Company’s code of business conduct and ethics, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies and corporate governance guidelines.

(d)    At all times while serving as a member of the Board, each of the Designees will be (i) reimbursed for his expenses on the same basis as all other non-employee directors of the Company as in effect from time to time, (ii) granted equity based compensation and other benefits on the same basis as all other non-employee directors of the Company as in effect from time to time, and (iii) entitled to the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time.
(e)    If (A) either Designee ceases to be a member of the Board for any reason prior to the deadline for submission of shareholder nominations of director candidates for election at the 2016 Annual Meeting and (B) FrontFour is not then in material breach of this Agreement and FrontFour, together with the Controlled Restricted Entities (as defined below), beneficially owns, directly or indirectly, as of the date thereof, an aggregate of at least 206,000 shares of Common Stock, then FrontFour shall be entitled to recommend, for consideration by the Board, a candidate to fill such vacancy or vacancies at or before the 2016 Annual Meeting that is reasonably acceptable to the Board in its good faith business judgment after exercising its fiduciary duties (such candidate, the “Successor Candidate”). Within ten (10) business days of FrontFour’s recommendation, in the case clauses (A) and (B) of the immediately preceding sentence shall be true, the Nominating & Corporate Governance Committee of the Board (the “Governance Committee”) and/or the Board shall consider in good faith the Successor Candidate or Successor Candidates to fill such vacancy or vacancies and inform FrontFour of such determination, however, the Board shall not be under any obligation to nominate or appoint any Successor Candidate. If the Board accepts FrontFour’s determination, the Successor Candidate or Successor Candidates shall be promptly appointed to the Board. In the event the Board declines to accept the Successor Candidate or Successor Candidates, FrontFour may propose another replacement, subject to the criteria and process set forth in this paragraph. If any Successor Candidate shall become a member of the Board, such Successor Candidate will succeed to all of the rights and privileges of, and will be bound by the terms and conditions applicable to, a Designee under this Agreement.
(f)    At all times while serving as a member of the Board, each of the Designees will be considered for appointment to, and will be offered the opportunity to be a member of, committees of the Board, in each case, in a manner consistent with the Board’s customary practices and policies as in effect from time to time relating to committee membership applicable to all non-employee directors of the Company, including based on their respective backgrounds and past experiences.
(g)    The Company agrees that, (x) from and after the date hereof until immediately prior to the Company’s 2016 Annual Meeting, the size of the Board shall be fixed at nine (9) directors, (y) from the Company’s 2016 Annual Meeting until one (1) day thereafter, the size of the Board shall be fixed at eight (8) directors and (z) from one (1) day after the Company’s 2016 Annual Meeting until the end of the Covered Period (as defined below), provided that FrontFour is not in breach of this Agreement and FrontFour, together with the Controlled Restricted Entities, beneficially owns, directly or indirectly, an aggregate of at least 206,000 shares of Common Stock, the size of the Board shall be fixed at no more than nine (9) directors, in each case other than any increases in the size of the Board as a result of any business combination transaction or financing transaction involving the Company.

2.    Voting; Solicitation. The Company agrees to recommend a vote “for” the election of each of the Designees to the Board and to solicit the Company’s stockholders to vote “for” the election of each of the Designees at the 2016 Annual Meeting in the same manner as all other nominees of the Company standing for election to the Board. FrontFour shall vote all of its shares of Common Stock entitled to vote (i) in favor of the election of each of the Designees to the Board and the other Company nominees set forth in the definitive proxy statement filed on Schedule 14A with the SEC for election at the 2016 Annual Meeting and (ii) against any director candidates proposed that are not nominated by the Board for election at the 2016 Annual Meeting.
3.    Standstill. FrontFour agrees that, during the Covered Period (unless specifically requested in writing by the Company, acting through a resolution of the Board approved by a majority of the Company’s directors), it shall not, directly or indirectly, including through any portfolio company or other entity controlled by FrontFour (each such portfolio company or other entity, a “Controlled Restricted Entity”) (including, with respect to FrontFour and each Controlled Restricted Entity, through the members of the board of directors or similar managing entity, officers, employees, consultants, partners, managers and managing directors of each such Controlled Restricted Entity):
(a)    effect or seek, offer or propose (whether publicly or privately) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose, to effect or participate in, (i) any acquisition of (or obtaining any right to direct the voting or disposition of) any securities (including derivative securities), or rights or options to acquire (or obtaining any right to direct the voting or disposition of) any securities of the Company or any of its subsidiaries, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within FrontFour’s control) pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise, which would result in FrontFour and the Controlled Restricted Entities having aggregate beneficial ownership, as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of more than 4.99% of the then-outstanding shares of Common Stock of the Company or any of its subsidiaries (or, from and after November 1, 2016, if FrontFour and any Controlled Restricted Entity having or intended to have beneficial ownership of shares of Common Stock of the Company will only file a Supportive Schedule 13D (as defined below) as contemplated below, 6.99% of the then-outstanding shares of Common Stock of the Company or any of its subsidiaries); provided that nothing herein will require shares of Common Stock of the Company to be sold to the extent the ownership limit in this subparagraph (i) is exceeded solely as the result of a share repurchase or similar Company action that reduces the number of outstanding shares of Common Stock of the Company, (ii) any tender or exchange offer, consolidation, business combination, acquisition of assets, merger, joint venture or other business combination involving the Company or its affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or its affiliates, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote any voting securities of the Company or any of its affiliates or consent to any action from any holder of any voting securities of the Company or any of its affiliates or seek to advise or influence any person with respect to the voting of or the granting of any consent with respect to any voting securities of the Company; provided, however, that nothing herein shall prohibit the participation of any person in any offering, distribution or other transaction that has been approved by the Board;
(b)    form, join or in any way participate in a “group” (as defined under the Exchange Act), other than a group comprised solely of its affiliates, in connection with the voting securities of the Company or otherwise act in concert with any unaffiliated person in respect of any such securities;
(c)    otherwise act, alone or in concert with others, to seek representation on or to control or influence, through litigation or otherwise, the management, board of directors or policies of the Company or to obtain representation on the board of directors of the Company, except as otherwise expressly permitted in this Agreement;
(d)    publicly request that the Company or any of its Representatives amend or waive any provision of this paragraph, or make any public announcement with respect to the restrictions of this paragraph, or take any action which would reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination or merger;
(e)    make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement, including, without limitation, in the form of a “white paper” or other similar presentation regarding the Company, press release or public filing;
(f)    enter into any discussions, negotiations, agreements, or understandings with any person or entity not (i) a party to this Agreement, (ii) a member of the Board, (iii) an officer of the Company or (iv) a Controlled Restricted Entity (each, a “Third Party”) with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing; or
(g)    authorize, commit to or agree in writing or otherwise to do anything prohibited in this Section 3.
Notwithstanding any other provision herein to the contrary, nothing herein shall, or shall be deemed to, prohibit (i) either of the Designees from taking any action in his capacity as a director of the Company consistent with his fiduciary duties as a director of the Company, or (ii) FrontFour (or its Representatives) from confidentially communicating to the Company and its Representatives any opinions or non-public proposals regarding strategic alternatives for the Company in such a manner as would not reasonably be expected to require public disclosure thereof. The provisions set forth in this Section 3 are effective as of the date hereof and shall remain in full force and effect for the period (the “Covered Period”) commencing on the date hereof and ending on the date that is thirty (30) days prior to the deadline for submission of shareholder nominations of director candidates for election at the Company’s 2017 annual meeting of stockholders.

As contemplated by subclause (i) of Section 3(a) above, from and after November 1, 2016 FrontFour may, and may permit the Controlled Restricted Entities, to acquire beneficial ownership of more than 4.99% of the then-outstanding shares of Common Stock of the Company or any of its subsidiaries but in no event more than 6.99% of the then-outstanding shares of Common Stock of the Company or any of its subsidiaries if FrontFour and any Controlled Restricted Entity having or intended to have beneficial ownership of shares of Common Stock of the Company will only file a Supportive Schedule 13D if any such person shall be required to file a Schedule 13D pursuant to the Exchange Act. During the Covered Period, each of FrontFour and the Controlled Restricted Entities shall not file any Schedule 13D or amendment thereto that is not a Supportive Schedule 13D. A “Supportive Schedule 13D” shall mean a Schedule 13D or any amendment thereto that (x) does not contain any statements inconsistent with this Agreement and (y) has been approved by the Company if such approval is required by clause (b) of the immediately following sentence. Within a reasonable time prior to filing any Schedule 13D, FrontFour or any Controlled Restricted Entity shall provide to the Company an advance form of the Schedule 13D that they intend to file (such advance form, as modified in connection with clause (a) or clause (b) below, the “Draft Schedule 13D”), and (a) if the Draft Schedule 13D only includes the language contained in Exhibit B in the form thereof (the “Approved Language”) and no other statements about FrontFour’s or any other Controlled Restricted Entity’s plans or intentions with respect to the Company, then FrontFour will take and incorporate any reasonable comments from the Company but no further approval by the Company of the Draft Schedule 13D shall be required to be a Supportive Schedule 13D if filed in the form of the Draft Schedule 13D, or (b) if the Draft Schedule 13D includes any statements about FrontFour’s or any other Controlled Restricted Entity’s plans or intentions with respect to the Company other than the Approved Language, such Schedule 13D shall only be deemed a Supportive Schedule 13D if approved by the Company, which approval shall not be unreasonably withheld, conditioned or delayed (it being understood and agreed for avoidance of doubt and without limitation that any statement inconsistent with this Agreement shall be a reasonable basis for withholding approval). Other than reporting changes in beneficial ownership by FrontFour or any Controlled Restricted Entity as permitted hereby, neither FrontFour nor any Controlled Restricted Entity may take any action to amend the Supportive Schedule 13D during the Covered Period and shall not take action that would require any such other amendment under applicable law during the Covered Period.
For purposes of this Agreement, the term “Representative” with respect to each party hereto shall mean its affiliates and its and their (i) officers, directors, general partners, employees, agents, representatives, counsel, consultants, investment bankers, and financial or other advisors and (ii) with the prior written consent of the Company, which consent shall not be unreasonably withheld, potential sources of capital or financing. For purposes of this Agreement, the term “person” shall be broadly interpreted to include the media and any corporation, partnership company, limited liability company, trust, association, joint venture, government or self-regulatory agency or body, group (as such term is used in Rule 13d-5(b)(1) of the Exchange Act), individual or other entity. For purposes of this Agreement, the term “affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.
Notwithstanding any other provision herein to the contrary, the restrictions set forth in this Section 3 shall automatically terminate and be of no further force and effect, without any action on the part of FrontFour or the Company, if (i) the Company enters into a definitive written agreement to consummate a transaction involving (A) the acquisition of all or a majority of the voting power of the Company’s outstanding equity securities or the sale of all or substantially all of the consolidated assets of the Company and its consolidated subsidiaries pursuant to Section 271 of the General Corporation Law of the State of Delaware (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise), (B) any direct or indirect sale, transfer, contribution or other disposition to, or any joint venture or similar transaction with, any Third Party involving assets (including equity securities of any subsidiary of the Company) or businesses of the Company that constitute all or substantially all of the consolidated assets of the Company and its consolidated subsidiaries pursuant to Section 271 of the General Corporation Law of the State of Delaware, or (C) any liquidation or dissolution of the Company; or (ii) a tender or exchange offer for all or a majority of the Company’s outstanding equity securities is commenced by any Third Party and within ten (10) business days thereafter, the Board has not publicly taken a position rejecting such tender or exchange offer and recommending that the stockholders of the Company not tender any equity securities of the Company into such tender or exchange offer.
4.    Compliance by Controlled Restricted Entities. FrontFour acknowledges and agrees that it is liable for compliance with the terms of this Agreement by itself and each Controlled Restricted Entity, and FrontFour covenants and agrees to cause each Controlled Restricted Entity to strictly comply with the terms of this Agreement as if they were themselves subject to the obligations of FrontFour herein.
5.    Representations of the Company. The Company represents and warrants as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid, legal and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both could constitute such breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
6.    Representations of FrontFour. FrontFour represents and warrants as follows: (a) FrontFour has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by FrontFour, constitutes a valid, legal and binding obligation and agreement of FrontFour and is enforceable against FrontFour in accordance with its terms; (c) the execution, delivery and performance of this Agreement by FrontFour does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to FrontFour or (ii) result in any breach or violation of, or constitute a default

(or an event which with notice or lapse of time or both could constitute such breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which FrontFour is a party or by which it is bound; and (d) FrontFour, together with the Controlled Restricted Entities, beneficially owns, directly or indirectly, as of the date hereof, an aggregate of 206,000 shares of Common Stock and such shares of Common Stock constitute all of the Common Stock beneficially owned by FrontFour and the Controlled Restricted Entities or in which FrontFour or the Controlled Restricted Entities have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise.
7.    Public Announcement and SEC Filing.
(a)    The Company shall, promptly following the date hereof, file a Current Report on Form 8-K reporting entry into this Agreement (the “Form 8-K”) and appending or incorporating by reference this Agreement as an exhibit thereto.
(b)    Within one (1) business day following the date hereof, the Company and FrontFour will issue the press release in the form attached hereto as Exhibit C (the “Press Release”). Prior to the issuance of the Press Release, neither the Company nor FrontFour, nor any of their respective Representatives, shall issue any press release or public announcement regarding this Agreement without the prior written consent of the other party. Neither the Company nor FrontFour, nor any of their respective Representatives, shall make, at any time during the Covered Period, any public announcement or statement with respect to the other party inconsistent with any statement contained in the Press Release, except with the prior written consent of the Company (in the case of a press release or public announcement by FrontFour) or FrontFour (in the case of a press release or public announcement by the Company) or as required by applicable legal process, subpoena, law, the rules of any stock exchange, or legal requirement (including the federal securities laws) or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.
8.    Miscellaneous. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware, in addition to any other remedies at law or in equity. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to challenge, deny or defeat such personal jurisdiction or venue in such court (including in reliance on the doctrine of forum non conveniens) by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, and (d) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 12 hereof or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.
9.    Non-Disparagement. Until the earlier of (a) the expiration of the Covered Period and (b) such time as the Company (in the case of FrontFour) or FrontFour (in the case of the Company), or any of the Company’s or FrontFour’s Representatives shall have breached this Section 9, none of the parties to this Agreement shall make any public statement or public announcement that constitutes an ad hominem attack on or otherwise disparages or cause to be disparaged (i) any of the proposals described in this Agreement or (ii) any other party to this Agreement or any of their respective current or former officers or directors. Nothing in this Section 9 shall be deemed to prevent either the Company or FrontFour from complying with its respective disclosure obligations under applicable law, legal process, subpoena, law, the rules of any stock exchange, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.
10.    Release.
(a)    Except for the rights provided in this Agreement, FrontFour, on its behalf and on behalf of its Representatives (the “FrontFour Releasing Parties”), hereby release and forever discharge the Company and its Representatives (the “Company Released Parties”) of and from any and all actions, causes of action, claims, demands, liabilities, obligations, fees, costs, sanctions, proceedings and/or rights of any nature and description whatsoever, liquidated or unliquidated, known or unknown, in law or in equity, whether sounding in tort, intentional tort, contract, fraud, concealment, breach of statute, or conspiracy, whether or not concealed or hidden, arising out of or related to the election of directors at the 2016 Annual Meeting, that any of FrontFour Releasing Parties ever had, now have, or may in the future have against the Company Released Parties, or any of them, by reason of any act or omission, in conduct or word, from the beginning of time up to and including the date FrontFour executes this Agreement. FrontFour, on its behalf and on behalf of the other FrontFour Releasing Parties, expressly covenant and agree forever to refrain from bringing any suit or proceeding against any of the Company Released Parties for any claim released herein.
(b)    Except for the rights provided in this Agreement, the Company, on its behalf and on behalf of its Representatives (the “Company Releasing Parties”), hereby release and forever discharge FrontFour and its Representatives (the “FrontFour Released Parties”) of and from any and all actions, causes of action, claims, demands, liabilities, obligations, fees, costs, sanctions, proceedings and/or rights of any nature and description whatsoever, liquidated or unliquidated, known or unknown, in law or in equity, whether sounding in tort, intentional tort, contract, fraud, concealment, breach of statute, or conspiracy, whether or not concealed or hidden, arising out of or related to the election of directors at the 2016 Annual Meeting, that any of the Company Releasing Parties ever had, now have, or may in the future have against FrontFour Released Parties, or any of them, by reason of any act or omission, in conduct or word, from the beginning of time up to and including the date the Company executes this Agreement. The Company, on its behalf and on behalf of the other Company Releasing Parties, expressly covenant and agree forever to refrain from bringing any suit or proceeding against any of FrontFour Released Parties for any claim released herein.
(c)    FrontFour Releasing Parties and the Company Releasing Parties further stipulate and agree that each of them may hereafter discover facts other than or different from those that it knows or believes to be true, but hereby expressly waives and fully, finally and forever settles and releases any known or unknown, suspected or unsuspected, contingent or non-contingent claims released in Sections 10(a) and 10(b) without regard to the subsequent discovery or existence of such other or different facts. FrontFour Releasing Parties and the Company Releasing Parties each acknowledge that the foregoing waiver was separately bargained for and is a key element of this Agreement.
(d)    Notwithstanding anything to the contrary in this Section 10, FrontFour and the Company do not release any claims, obligations or liabilities related to the enforcement of the terms and provisions of this Agreement.
11.    Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
12.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) delivered in person or sent by overnight courier, when actually received during normal business hours at the address specified in this subsection, or (b) if given by e-mail, when such e-mail is transmitted to the e-mail address set forth below and the appropriate confirmation is received (and if notice is provided by e-mail, a hard copy shall be provided within one (1) business day):

if to the Company:	Innophos Holdings, Inc. 259 Prospect Plains Road, Building A Cranbury, NJ 08512

Attention:     General Counsel
e-mail:     william.farran@innophos.com
with a copy to (which shall not constitute notice):
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:     William Sorabella
        Joshua Korff
e-mail:     william.sorabella@kirkland.com
        joshua.korff@kirkland.com

if to FrontFour:	FrontFour Capital Group, LLC 35 Mason Street, 4th Floor Greenwich, CT 06830 Attention: Stephen Loukas e-mail: sloukas@frontfourcapital.com with a copy to (which shall not constitute notice):
Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention:     Steve Wolosky
e-mail:     swolosky@olshanlaw.com
13.    Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.
14.    Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.
15.    No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the parties hereto and is not binding upon or enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.
16.    Fees and Expenses. Within ten (10) business days following receipt of reasonably satisfactory documentation thereof, the Company shall reimburse FrontFour for its reasonable, documented out-of-pocket fees and expenses of outside legal counsel incurred in connection with the matters related to the 2016 Annual Meeting and the negotiation, execution and effectuation of this Agreement, in an amount not to exceed $50,000 (in the aggregate).
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Cooperation Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

INNOPHOS HOLDINGS, INC.

By:	/s/ Kim Ann Mink
	Name:	Kim Ann Mink
	Title:	Chief Executive Officer

[Signature Page to Cooperation Agreement]

FRONTFOUR CAPITAL GROUP LLC

By:	/s/ David A. Lorber
	Name:	David A. Lorber
	Title:	Managing Member
FRONTFOUR MASTER FUND, LTD.
By: FrontFour Capital Group LLC, its Investment Manager
By:	/s/ David A. Lorber
	Name:	David A. Lorber
	Title:	Managing Member
FRONTFOUR CAPITAL CORP.

By:	/s/ David A. Lorber
	Name:	David A. Lorber
	Title:	Authorized Signatory

FRONTFOUR OPPORTUNITY FUND
By: FrontFour Capital Corp., its Investment Manager
By:	/s/ David A. Lorber
	Name:	David A. Lorber
	Title:	Authorized Signatory

/s/ Stephen E. Loukas
Stephen E. Loukas

/s/ David A. Lorber
David A. Lorber

/s/ Zachary R. George
Zachary R. George

[Signature Page to Cooperation Agreement]

Exhibit A
FrontFour Capital Group, LLC
FrontFour Master Fund, Ltd.
FrontFour Capital Corp.
FrontFour Opportunity Fund
Stephen E. Loukas
David A. Lorber
Zachary R. George

Exhibit B
The Reporting Persons confirm that they do not have any plan or intention to take any of the actions contemplated by Section 3(a) of the Cooperation Agreement, dated as of January 11, 2016 by and among FrontFour Capital Group, LLC, certain of their affiliates and Innophos Holdings, Inc., at any time. None of the Reporting Persons plan or intend to consummate any transaction that would or would be reasonably likely to have any of the effects required to be disclosed pursuant to Item 4 of Schedule 13D.

Exhibit C
Press Release

Innophos to Appoint Peter T. Thomas and Robert J. Zatta to Board of Directors

Innophos and FrontFour Capital Announce Agreement

CRANBURY, N.J., DATE -- Innophos Holdings, Inc. (NASDAQ: IPHS) (“Innophos” or the “Company”) and FrontFour Capital Group LLC (“FrontFour Capital”), a shareholder of Innophos, with ownership of 1.07% of the Company’s outstanding shares, today announced that the Company has appointed Peter T. Thomas, Chairman, President and Chief Executive Officer of Ferro Corporation, and Robert J. Zatta, Former Acting Chief Executive Officer and long-time Chief Financial Officer of Rockwood Holdings, Inc., to the Company’s Board of Directors, effective immediately. Mr. Thomas and Mr. Zatta will be included in the Company’s slate of director nominees for election at the Company’s 2016 Annual Meeting. With these changes, the Innophos Board has been expanded to nine directors, eight of whom are independent.

“The Innophos Board of Directors regularly reviews its composition to ensure that the Company directors have the appropriate mix of skills and experience necessary to support the Company and its shareholders,” said Gary Cappeline, Lead Independent Director of the Innophos Board. “To that end, we are pleased to welcome Peter and Robert to the Board, and believe that their insights and expertise in the specialty chemical sector will add valuable perspective. The Board and management team are committed to creating value, and we will continue to take decisive actions to capture opportunities to drive growth, generate strong cash flow and improve the overall operating efficiency of our Company, as we continue to manage through the challenging market environment. We look forward to working with Peter and Robert as we strengthen the Company’s position as a leading producer of specialty ingredients to create enhanced value for shareholders.”

In connection with today’s announcement, Innophos and FrontFour Capital have entered into an agreement pursuant to which FrontFour will support the Innophos Board of Director’s slate of nominees at the 2016 Annual Meeting and abide by customary standstill provisions until the date that is thirty (30) days prior to the deadline for submission of shareholder nominations of director candidates for election at the Company’s 2017 Annual Meeting. The complete agreement will be included as an exhibit to a Current Report on Form 8-K, which will be filed by Innophos with the Securities and Exchange Commission (“SEC”).

“We have had productive dialogue with Innophos over the past several months and are pleased with the agreement we entered into with the Company, which we believe benefits all Innophos shareholders,” said Stephen Loukas, Managing Member of FrontFour Capital. “Peter and Robert bring a wealth of experience and knowledge that complements the current Directors and we believe they will be strong additions to the Board. We have been encouraged by the recent leadership transition and operational initiatives to improve the Company’s performance. We look forward to continuing to work collaboratively with the Board to continue to enhance shareholder value.”

The Innophos Board will present its recommended slate of director nominees in the Company’s definitive proxy statement and other materials, to be filed with the SEC and mailed to all shareholders eligible to vote at the 2016 Annual Meeting, which has yet to be scheduled. Under the terms of the agreement with FrontFour Capital, one existing member of the Board who is yet to be determined will not stand for re-election at the 2016 Annual Meeting.

Kirkland & Ellis LLP is serving as legal advisor to Innophos and J.P. Morgan & Co. is serving as financial advisor. Olshan Frome Wolosky LLP is serving as legal advisor to FrontFour Capital.

About Peter T. Thomas
Peter T. Thomas has served as the President and Chief Executive Officer and a director of Ferro Corporation (“Ferro”), a publicly-traded producer of specialty materials, since April 2013.  Previously, he served as interim President and Chief Executive Officer of Ferro beginning in November 2012.  Mr. Thomas was elected Chairman of the Board of Directors of Ferro in April 2014.  Prior to his appointment as interim President and Chief Executive Officer of Ferro, Mr. Thomas served as the Operating Vice President of Ferro’s Polymer and Ceramic Engineered Materials Group, which included its Polymer Additives, Specialty Plastics, Tile Coatings, Porcelain Enamel, and Pharmaceuticals businesses. Mr. Thomas joined Ferro in 1999 as Director of Sales for Polymer Additives.  Prior to joining Ferro, from 1991 to 1999, Mr. Thomas held various positions at Witco Corporation, a specialty chemical company, including Vice President of the Oleochemical-Derivatives business unit, Vice President of Sales and Global Market Director.  Mr. Thomas earned his BS in Chemistry from Duquesne University and his MBA from Loyola University.

About Robert J. Zatta
Mr. Robert J. Zatta was the Acting Chief Executive Officer and Chief Financial Officer of Rockwood Holdings, Inc. (“Rockwood”), a leading global developer, manufacturer and marketer of specialty chemicals, from July 2014 and April 2001, respectively, until January 2015. Mr. Zatta was instrumental in leading the transformation of Rockwood, which resulted in Rockwood’s acquisition by Albermarle Corporation on January 12, 2015. Prior to joining Rockwood, Mr. Zatta spent twelve years with the Campbell Soup Company, where he held several significant financial management positions, including his final position as Vice President responsible for Corporate Development and Strategic Planning. Prior to joining Campbell Soup Company in 1990, he worked for General Foods Corporation and Thomas J. Lipton, Inc. Mr. Zatta is also a member of the Board of Trustees of Merrimack College.

About Innophos Holdings, Inc.
Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other specialty ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Paterson, NJ; Green Pond, SC; Port Maitland, ON (Canada); Taicang (China); Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'

About FrontFour Capital Group LLC
FrontFour Capital is an investment adviser with offices in Greenwich, CT and Toronto, ON. FrontFour Capital focuses on value-oriented investments in North American companies.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos' products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon suppliers; and other risks.  For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Contact Information for Innophos Holdings, Inc.

Mark Feuerbach
(609) 366-1299
investor.relations@innophos.com

Joele Frank, Wilkinson Brimmer Katcher
Meaghan Repko / Aaron Palash / Adam Pollack
(212) 355-4449

Contact Information for FrontFour Capital Group LLC

Stephen E. Loukas
(203) 274-9050